Exhibit 99.1

News Release

SALLIE MAE APPOINTS R. SCOTT BLACKLEY TO ITS BOARD OF DIRECTORS
Mr. Blackley Brings Significant Financial Services
and Operations Experience to the Board
NEWARK, Del., Nov. 16, 2022 — Sallie Mae® (Nasdaq: SLM), formally SLM Corporation, today announced the appointment of R. Scott Blackley to its board of directors, effective immediately.

Mr. Blackley has been Chief Financial Officer at Oscar Health, Inc. since March 2021, and effective December 1, will step into a new role as Oscar’s Chief Transformation Officer overseeing operations, corporate strategy, and the company’s +Oscar business. He brings decades of experience in financial services, risk management, strategy, and operations to the Sallie Mae board having also served as Chief Financial Officer at Capital One Financial Corporation from May 2016 to March 2021 and as Capital One’s Controller from March 2011 to March 2017 and as its Principal Accounting Officer from July 2011 to May 2017.

Mr. Blackley also held executive positions at Fannie Mae and senior roles in consulting and public accounting, including an appointment to the U.S. Securities and Exchange Commission as a Professional Accounting Fellow and as a Partner with KPMG, LLP. He holds a bachelor’s degree in accounting from the University of Utah.

“Scott is a well-respected and seasoned executive with tremendous insight, vision, and experience in financial services and operations,” said Carter Franke, Chair of the Board of Directors, Sallie Mae. “We look forward to tapping into his vast knowledge, leadership, and expertise as we continue to deliver on our strategic priorities for customers and shareholders.”

For more information visit www.salliemae.com.

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Sallie Mae (Nasdaq: SLM) believes education and life-long learning, in all forms, help people achieve great things. As the leader in private student lending, we provide financing and know-how to support access to college and offer products and resources to help customers make new goals and experiences, beyond college, happen. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.
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Contact:
Rick Castellano
302-451-2541
rick.castellano@salliemae.com